UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 12, 2012

WATSON PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13305	95-3872914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center III 400 Interpace Parkway Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

(862) 261-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Paul M. Bisaro Employment Agreement

On November 12, 2012, Watson Pharmaceuticals, Inc. (the “Company”) entered into an Amended and Restated Key Employee Agreement with Paul M. Bisaro, the Company’s President and Chief Executive Officer, to replace the original employment agreement between the Company and Mr. Bisaro which expired on its terms on September 4, 2012. The new employment agreement reflects the following material changes to Mr. Bisaro’s original employment agreement:

The term of the amended and restated employment agreement will be for a five year period, from September 4, 2012 (the date the original employment agreement expired) until September 4, 2017. The amended and restated employment agreement is renewable upon the mutual agreement of the parties.

The base salary and cash incentive bonus provisions have been revised to reflect Mr. Bisaro’s current base salary and cash incentive bonus criteria.

The amended and restated agreement includes a provision allowing personal use of the Company’s aircraft by Mr. Bisaro and his family members and guests travelling with him, in an amount not to exceed $110,000 per year.

The amended and restated agreement provides that Mr. Bisaro is entitled to receive severance pay if the Company elects not to renew the agreement at the end of its term. Additionally, the amended and restated agreement provides for severance payments to be made in a lump sum instead of over time.

The amended and restated agreement provides that Mr. Bisaro shall be entitled to continued vesting of his outstanding equity awards in certain circumstances upon his separation from employment with the Company. Specifically, if Mr. Bisaro retires from his employment at the end of the agreement term, or is terminated without cause or resigns for Good Reason (as defined in the amended and restated agreement) at any time after the fifty four month anniversary of the agreement, or is terminated for disability, he will be entitled to continued vesting of his unvested equity awards, provided that in the event Mr. Bisaro engages in any Competitive Activities (as defined in the amended and restated agreement) during the period of time his equity awards remain unvested, all then-remaining unvested equity awards will be forfeited. Additionally, in the event Mr. Bisaro’s employment is terminated as a result of his death, his estate will be entitled to accelerated vesting of all then unvested equity awards.

The excise tax gross-up provision contained in the original employment agreement was replaced with a best net after-tax provision. Specifically, the amended and restated employment agreement provides that in the event it is determined that any payments provided to Mr. Bisaro in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the payment will be reduced to $1.00 below the amount that would otherwise become subject to the excise tax imposed on such payment, to the extent that such reduction results in a greater payment to Mr. Bisaro than would be payable to him without such reduction if the excise tax were applicable.

The foregoing description of the material amendments contained in the amended and restated employment agreement does not purport to be complete and is qualified in its entirety by reference to the copy of amended and restated employment agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Exhibit

10.1	Amended and Restated Key Employee Agreement dated as of November 12, 2012 by and between Paul M. Bisaro and Watson Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2012	WATSON PHARMACEUTICALS, INC.

	By:	/s/ David A. Buchen
	Name:	David A. Buchen, Esq.
	Title:	Chief Legal Officer – Global

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Key Employee Agreement dated as of November 12, 2012 by and between Paul M. Bisaro and Watson Pharmaceuticals, Inc.